EXHIBIT 3.1(i)

AMENDED AND RESTATED CERTIFICATE OF FORMATION OF

SIBLING ENTERTAINMENT GROUP HOLDINGS, INC.

(Pursuant to Sections 3.051 and 3.0527 of the

Texas Business Organizations TCL)

Sibling Entertainment Group Holdings, Inc., a corporation organized and existing under and by virtue of the provisions of the Texas Corporation Law (the “TCL”),

DOES HEREBY CERTIFY THAT:

1.

The name of the Corporation is Sibling Entertainment Group Holdings, Inc. and that the Corporation was originally incorporated pursuant to the TCL on December 28, 1998 under the name HOUSTON PRODUCE CORPORATION.

2.

This Amended and Restated Certificate of Formation, and each amendment effected hereby, was duly adopted by the Board of Directors and Shareholders in accordance with the provisions of Sections 3.051, 21.052, 21.056, 21.364, and 21.365 of TCL and the governing documents of the Corporation in effect immediately prior to the filing of this Amended and Restated Certificate of Formation.

3.

This Amended and Restated Certificate of Formation amends:

(a)

Article I by deleting Article I in its entirety and in lieu thereof inserting a new Article I, changing the name of the Corporation as set forth below.

(b)

Article II by deleting Article II in its entirety and in lieu thereof inserting a new Article II, eliminating the reference to perpetual duration, and adding a provision that designates the Corporation as a for profit corporation as set forth below.

(c)

Article III to change “Business Corporation Act of the State of Texas” to “Texas Corporation Law” and reword the Article.

(d)

Article IV by deleting (a) Article IV and (b) the Certificate of Designation of Powers. Preferences, and Rights of Series Common Stock filed with the Secretary of State of Texas December 31, 2010, in their entirety and in lieu thereof inserting a new Article IV as set forth below.  The manner in which each share of capital stock outstanding immediately prior to the filing of this Amended and Restated Certificate of Formation is converted into the capital stock created by the filing of this Amended and Restated Certificate of Formation is as follows:

(i)

Each 100 shares of the Common Stock outstanding immediately prior to the filing of this filing of this Amended and Restated Certificate of Formation with the Secretary of State of Texas, shall be automatically converted into 1 share of the Common Stock, par value $.0001, created by the filing of this Amended and Restated Certificate of Formation with the Secretary of State of Texas.  Any fraction of a share shall be rounded up to the next whole share; and

(ii)

Each outstanding share of Series Common Stock, shall be automatically converted into 1.51318209155722 shares of the Common Stock, par value $.0001, created by the filing of this Amended and Restated Certificate of Formation with the Secretary of State of Texas.  Any fraction of a share shall be rounded up or down to the nearest whole share.

(e)

Article V by deleting Article V in its entirety and in lieu thereof inserting a new Article V as set forth below.

(f)

Article VI by deleting Article VI in its entirety and in lieu thereof inserting a new Article VI as set forth below.

(g)

Article VII by changing “Business Corporation Act of the State of Texas” to “TCL”, change, “51%” to “majority”, and rewording the Article to conform to the language and conventions of the TCL.

(h)

Article VIII by deleting Article VIII in its entirety and in lieu thereof inserting a new Article VIII permitting shareholder action by less than unanimous written consent.

(i)

Article IX by changing “Business Corporation Act of the State of Texas” to “TCL” and rewording Article IX to conform to the language and conventions of the TCL and refering to the bylaws.

(j)

Article X by deleting Article X in its entirety and in lieu thereof inserting a new Article X clarifying the composition and role of the Board of Directors as set forth below.

(k)

Article XI by deleting Article XI in its entirety and in lieu thereof inserting a new Article XI limiting the liability of the Board of Directors as set forth below.

4.

This Amended and Restated Certificate of Formation accurately states the text of the Certificate of Formation being restated, each amendment to the Certificate of Formation being restated that will remain in effect after the filing of this Amended and Restated Certificate of Formation, as further amended by this Amended and Restated Certificate of Formation, and does not contain any other change in the Certificate of Formation, except for information omitted under Section 3.059(b) of the TCL

ARTICLE I

The name of the Corporation is Sibling Group Holdings, Inc.

ARTICLE II

The Corporation is a for-profit corporation.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Texas Business Organizations Code, as amended (the “TCL”).

ARTICLE IV

Section 4.1

Authorized Shares.  The total number of shares of capital stock that the Corporation shall be authorized to issue is FIVE HUNDRED TEN MILLION (510,000,000) which is divided into two classes as follows: (a) FIVE HUNDRED MILLION (500,000,000) shares of common stock, par value $.0001, (“Common Stock”), and (b) TEN MILLION (10,000,000) shares of preferred stock, par value $.0001, (“Preferred Stock”).  The designations, preferences, rights, qualifications, limitations, and restrictions of the Preferred Stock may be fixed and determined by the Board of Directors of the Corporation without shareholder action in accordance with Section 21.155 of the TCL.

Section 4.2

Common Stock.  Each share of Common Stock shall be identical in all respects and for all purposes and entitled to one vote per share in all proceedings in which action may or is required to be taken by the shareholders of the Corporation; participate equally in all dividends payable with respect to the Common Stock, as, if, and when declared by the Board of Directors of the Corporation, subject to any dividend preferences of the Preferred Stock; and share ratably in any distribution of assets of the Corporation in the event of any voluntary or involuntary liquidation, or winding up of the affairs of the Corporation, subject to any liquidation preferences of the Preferred Stock.  Common Stock may be issued by the Corporation from time to time and for such consideration as the Board of Directors may determine. All of such shares, if and when issued, and upon receipt of such consideration by the Corporation, shall be fully paid and non-assessable.

ARTICLE V

No shareholder of the Corporation shall, by reason of holding shares of any class or series of this Corporation’s capital stock, have any preemptive or preferential right to purchase or subscribe for any shares of capital stock of the Corporation, now or hereafter authorized, any notes, debentures, bonds, or other securities convertible into, or carrying warrants, rights, or options to purchase, shares of any class of stock or series of any class of stock of the Corporation, now or hereafter authorized, or any warrants, rights or options to purchase, subscribe to or otherwise acquire any such new or additional shares of any class or series of this Corporation’s capital stock, now or hereafter authorized, whether or not the issuance of such shares, such notes, debentures, bonds, or other securities, or such warrants, rights, or options would adversely affect the dividend, voting or any other rights of such shareholder.

ARTICLE VI

Cumulative voting for the election of directors shall not be permitted.

ARTICLE VII

As authorized by Section 21.365 of the TCL, in lieu of the vote required by Section 21.364 of the TCL, the shareholders by Majority Vote shall approve (a) any “fundamental action” as defined in Section 21.364 of the TCL, (b) the sale, transfer, or disposition of all or substantially all of the assets of the Corporation, or (c) any reorganization, merger, interest exchange, conversion.  “Majority Vote” means the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for, against, or expressly abstain from voting on, the matter at a shareholder’s meeting at which a quorum is present.

ARTICLE VIII

Any action required by law, this Amended and Restated Certification of Formation as the same may hereafter be amended, or by the bylaws of the Corporation to be taken at a meeting of the shareholders of the Corporation, and any action which may be taken at a meeting of the shareholders of the Corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by persons entitled to vote at a meeting those shares having sufficient voting power to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote were present and voted.  Notice of such action without a meeting by less than unanimous written consent shall be given promptly after the taking of such action to those shareholders of record on the record date and who did not execute a written consent.

ARTICLE IX

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees and agents of the Corporation (and any other persons to which the TCL permits the Corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its shareholders, and others.  Any amendment, repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring before, such amendment, repeal or modification.

ARTICLE X

The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.  The Board of Directors is expressly authorized to alter, amend, or repeal the Bylaws of the Corporation or to adopt new Bylaws.  The number of directors of the Corporation shall be no less than one or more than nine. The exact number of directors shall be fixed from time to time by a resolution of the Board of Directors.  Election of directors need not be by written ballot.  The names and addresses of the persons who are serving as directors until the next annual meeting of the shareholders, or until their successors shall have been elected and qualify, are:

Gerald F. Sullivan 1355 Peachtree Street, Suite 1150 Atlanta, Georgia 30309	Rob Copenhaver 1355 Peachtree Street, Suite 1150 Atlanta, Georgia 30309
Amy Austin 1355 Peachtree Street, Suite 1150 Atlanta, Georgia 30309	Michael Hanlon 1355 Peachtree Street, Suite 1150 Atlanta, Georgia 30309

ARTICLE XI

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for an act or omission in the director’s capacity as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith that constitute a breach of duty to the Corporation or involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived any improper personal benefit, regardless of whether the benefit resulted from an action taken within the scope of such person’s duties, (iv) for an act or omission for which the liability of the director is expressly provided for by statute, or (v) for an act related to an unlawful stock repurchase or payment of a dividend.

If the TCL is amended after the date of filing of this Certificate of Formation to authorize corporate action further limiting or eliminating the personal liability of a director, then the liability of the directors of the Corporation shall be limited or eliminated to the fullest extent permitted by the TCL, as so amended, or a similar successor provision. Any repeal or modification of this Article by the shareholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE XII

The address of the registered office of the Corporation in the State of Texas is 1021 Main Street, Suite 1150, Houston, TX 77002.  The name of its registered agent at that address is National Registered Agents Inc.

Dated as of the 9th day of August, 2012.

Sibling Entertainment Group Holdings, Inc.

By:	/s/ Gerald F. Sullivan
Name: Gerald F. Sullivan
Title: President and CEO